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Exhibit 23.1

Consent of independent registered public accounting firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 20, 2017 (except for Note 14(a) as to which the date is August 31, 2017 and Notes 14(b), (c) and (d), as to which the date is                  , 2017) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-221475) and related Prospectus of Quanterix Corporation for the registration of shares of its common stock.

Ernst & Young LLP

Boston, Massachusetts
                  , 2017

The foregoing consent is in the form that will be signed upon the completion of the restatement of the capital accounts described in Note 14(b) to the consolidated financial statements.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 27, 2017

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  Exhibit 23.1
Consent of independent registered public accounting firm